Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES PLAN TO FORM
MASTER LIMITED PARTNERSHIP

DALLAS, TEXAS, July 30, 2007…EXCO Resources, Inc. (NYSE:XCO) intends to pursue an initial public offering of common units representing limited partner interests of a master limited partnership (MLP) subsidiary to be formed by EXCO to own a substantial portion of EXCO’s mature producing oil and natural gas properties located in the Appalachian, East Texas/North Louisiana, Mid-Continent and Permian Basin areas.

EXCO currently expects that a registration statement for the initial public offering will be filed in the third quarter of 2007 and that the offering will close during the first quarter of 2008. Approximately $1.5 billion of the MLP’s common units are expected to be offered to the public, subject to market conditions. EXCO will own the general partner of the MLP and expects to retain a substantial portion of the MLP’s common units. The common units retained by EXCO will have terms identical to those offered to the public.

The purpose of the MLP offering is to provide EXCO with the opportunity to enhance the valuation of a substantial portion of its mature producing properties by contributing these assets to a tax-efficient vehicle that can subsequently pursue the acquisition of additional mature producing properties, either from EXCO or from third parties.  The MLP intends to use the proceeds from its initial public offering to retire debt associated with the contributed assets and to provide working capital.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

Additional information about EXCO Resources, Inc. may be obtained by visiting EXCO’s website at http://www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  The forward-looking statements in this release are subject to a number of risks and uncertainties including, among other things, the risks and uncertainties that the master limited partnership will not be formed, will not complete an offering of securities, will not raise the planned amount of capital even if an offering of securities is completed, and will not be able to complete its proposed actions on the timetable indicted.  Furthermore, the structure, nature, purpose, and proposed assets and liabilities of the master limited partnership may change materially from those depicted herein.  No assurance can be given as to the value of the master limited partnership, the price at which its securities may trade, or whether a liquid market for its securities will develop or be maintained.  In addition, EXCO and the MLP will be subject to the risks normally attendant to businesses in the oil and gas production industry.  Such risks include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.  EXCO disclaims any duty to update its forward-looking statements except as required by law.